    As filed with the Securities and Exchange Commission on November 2, 2001
                           Registration No. 333-71564
--------------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                             ----------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------

                           VIRTUAL ACADEMICS.COM, INC.
                 (Name of Small Business Issuer in its Charter)

         Delaware                        8299                    75-2228820
----------------------------  ----------------------------   -------------------
(State or Other Jurisdiction  (Primary Standard Industrial    (I.R.S. Employer
   of Incorporation or         Classification Code Number)   Identification No.)
      Organization)

                         6421 Congress Avenue, Suite 201
                            Boca Raton, Florida 33487
                                 (561) 994-4446
          -------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)


                         6421 Congress Avenue, Suite 201
                            Boca Raton, Florida 33487
--------------------------------------------------------------------------------
(Address of Principal Place of Business or Intended Principal Place of Business)

                               Steven M. Bettinger
                      Chief Executive Officer and President
                         6421 Congress Avenue, Suite 201
                              Boca Raton, FL 33487
                                 (561) 994-4446
            ---------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:
                              Nina S. Gordon, P.A.
                                Broad and Cassel
                      201 South Biscayne Blvd., Suite 3000
                              Miami, Florida 33131
                                 (305) 373-9400

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of thisRegistration Statement.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as SEC, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                  SUBJECT TO COMPLETION DATED NOVEMBER 2, 2001

                        1,870,000 Shares of Common Stock

                           VIRTUAL ACADEMICS.COM, INC.

         We are registering 1,870,000 shares of common stock held by unaffiliated third parties.

         We will not receive any proceeds from the sale of the 1,870,000 shares of common stock listed above. We will pay our out-of-pocket expenses, legal and accounting fees, and expenses incurred in registering these shares for sale.

         The stockholders named in this prospectus may offer and sell these shares at any time using a variety of different methods. The actual number of shares sold and the prices at which the shares are sold will depend upon the market price at the time of those sales; therefore, we have not included in this prospectus information about the price to the public of the shares or the proceeds to the selling stockholders.

         Our common stock is quoted on the OTC Bulletin Board under the symbol "VADC.OB" On October 8, 2001, the last reported price for our common stock on the OTC Bulletin Board was $0.90 per share.

         You should carefully consider the section titled "Risks of Investing in Virtual Academics Shares" beginning on page 3 of this prospectus.

                      ------------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                      ------------------------------------

               The date of this prospectus is November __, 2001
                                              -----------------

                      ------------------------------------

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                Table of Contents

                                                                            Page
SUMMARY.......................................................................1

RISKS OF INVESTING IN VIRTUAL ACADEMICS SHARES................................3

         We have previously experienced losses and may not be able to operate profitably in the future............................3

         Our common stock is listed on the OTC Bulletin Board and is not actively traded, with the result that the trading price
                  can be strongly affected by various factors.................3

         Our financial performance depends in part on our ability to increase awareness of the programs offered by us among
                  adult students and corporate employees, and we may not
                  be successful in doing so...................................3

         We cannot adjust expenses for any particular quarter in response to revenue shortfalls.......................................4

         We operate in a highly competitive market with rapid technology changes, and we may not have the resources needed to
                  compete successfully........................................4

         Virtual Academics depends on its schools' government authorizations to operate, and the failure to maintain those
                  authorizations could prevent Virtual Academics from
                  operating its current business..............................4

         The loss of the services of one or more of our key personnel could disrupt our operations and damage our ability to
                  grow our business...........................................5

         Purchasers of our shares will not have significant voting power because management will maintain voting control
                  after this offering.........................................5

FORWARD-LOOKING STATEMENTS....................................................5

USE OF PROCEEDS...............................................................5

DIVIDEND POLICY...............................................................5

PRICE RANGE OF OUR COMMON STOCK...............................................6

MANAGEMENT'S DISCUSSION AND ANALYSIS OF  FINANCIAL CONDITION
         AND RESULTS OF OPERATIONS............................................6

ABOUT VIRTUAL ACADEMICS......................................................10

MANAGEMENT...................................................................20

PRINCIPAL STOCKHOLDERS.......................................................23

SELLING StockholderS.........................................................24

CERTAIN TRANSACTIONS.........................................................25

OUR SECURITIES...............................................................26

SHARES ELIGIBLE FOR FUTURE SALE..............................................27

                                Table of Contents
                                   (continued)

                                                                            Page

HOW THE SHARES MAY BE DISTRIBUTED............................................28

DISCLOSURE OF COMMISSION POSITION ON  INDEMNIFICATION FOR
         SECURITIES ACT LIABILITIES..........................................29

LEGAL MATTERS................................................................29

EXPERTS  30

WHERE YOU CAN FIND MORE INFORMATION..........................................30

CONSOLIDATED FINANCIAL STATEMENTS...........................................F-1

                                     SUMMARY

Virtual Academics

         Through our subsidiaries, Virtual Academics.com, Inc. is engaged in the online distance learning industry with a focus on the international, mid-career adult and corporate training markets. Our management has been engaged in this business since 1993, through various predecessor entities. We own and operate an online distance learning university and nutrition academy that offers licensed certificate and degree programs in a variety of concentrations to students in over 80 countries worldwide. We are licensed by the State Education Departments of the States of Alabama and Florida and recognized by the provincially run education agencies of China. In addition to online training, we develop wireless applications for schools and enterprise companies. Virtual Academics international educational portal is located at www.virtualacademics.com. None of the information on our website should be considered included in or incorporated into this prospectus.

Virtual Academic's History

         Virtual Academics began operating in the online distance learning industry in December 1999, when Steven M. Bettinger and Robert K. Bettinger transferred their interests in International Educational Group, LLC and its subsidiaries, Barrington University, Inc. and Spanish University of America Foundation, Inc., in exchange for approximately 66 2/3% of the then outstanding common stock received from Virtual Academics' former principal stockholder. Virtual Academics was incorporated in Delaware in 1988, but had no significant business operations until the transaction in 1999. Our executive offices are located at 6421 Congress Ave, Suite 201, Boca Raton, Florida 33487 and our telephone number is (561) 994-4446.

Summary Consolidated Financial Information

         The following is a summary of our consolidated financial statements, which are included elsewhere in this prospectus, and should be read in conjunction with those financial statements.

                                                                 For the years ended June 30,
                                                       -------------------------------------------------
                                                              2001                         2000
                                                       --------------------         --------------------

          Statement of Operations Data:
          Net revenues..........................         $ 2,632,037                  $ 1,150,664
          Operating expenses....................           2,517,403                    1,572,373
                                                       --------------------         --------------------
          Income (loss) from operations.........             114,634                     (421,709)
                                                       --------------------
                                                                                    --------------------
          Net income (loss).....................             322,766                     (408,546)
                                                       ====================         ====================

          Share data:
          Net income (loss) per common shares -
          basic and diluted...................           $      0.04                  $     (0.06)
                                                       ====================         ====================

          Weighted average number of common
          shares outstanding..................             7,786,459                    6,804,506
                                                       ====================         ====================

                                       1

                                                                        As of June 30,
                                                       -------------------------------------------------
                                                              2001                         2000
                                                       --------------------         --------------------
                                                       --------------------         --------------------
          Balance Sheet Data:
          Cash and cash equivalents.............         $ 1,775,206                  $   465,683
          Total current assets..................         $ 4,065,236                  $ 1,562,815
          Total assets..........................         $ 4,670,901                  $ 1,934,433
          Total current liabilities.............         $ 3,157,262                  $ 1,264,185
          Total liabilities.....................         $ 3,513,467                  $ 1,724,691
          Stockholders' equity..................         $ 1,157,433                  $   209,742

                                       2

                 RISKS OF INVESTING IN VIRTUAL ACADEMICS SHARES

         You should carefully consider the risks and uncertainties described below before making an investment decision. Our business, financial condition and operating results could be adversely affected by any of the following factors, which could cause the trading price of our common stock to decline, and you could lose part or all of your investment. Additional risks and uncertainties not now known to us, or that we currently think are immaterial, may also impair our business operations.

         We have previously experienced losses and may not be able to operate profitably in the future.

         For the year ended June 30, 2001, we reported net income of $322,766 after experiencing a net loss of $408,546 for the year ended June 30, 2000. As of June 30, 2001, we had an accumulated deficit of $198,115. There can be no assurance that we will continue to operate profitably in the future. Losses in the future could materially and adversely affect our business.

         Our common stock is listed on the OTC Bulletin Board and is not actively traded, with the result that the trading price can be strongly affected by various factors.

         Few shares of our common stock trade on the OTC Bulletin Board on any given day. Therefore, the trading price of our common stock has been, and in the future is expected to be, strongly affected by a number of factors, including:

o        current and anticipated results of operations;

o        changes in our business, operations or financial results;

o        general market and economic conditions;

o        the number of shares outstanding and freely tradable; and

o        the number of market makers in our stock.

         The trading price of our common stock can be affected if our stockholders sell substantial amounts of our common stock, including shares being registered in this offering as well as those issued upon the exercise of outstanding options. If that occurs, the market price of our common stock is likely to fall. In addition to 8,604,617 shares of common stock currently outstanding, our officers, directors, employees and consultants own options to purchase up to 671,000 additional shares of common stock. As of June 30, 2001, options exercisable for a total of 103,333 shares had vested.

         Our financial performance depends in part on our ability to increase awareness of the programs offered by us among adult students and corporate employees, and we may not be successful in doing so.

         Increased awareness of the programs offered by us among working adult students and corporate employees seeking continued education is critical to the continued acceptance and growth of our programs. If Virtual Academics is unable to increase awareness of the programs we offer, this could limit our enrollments and negatively impact our ability to increase revenues and maintain profitability.

The following are some of the factors that could prevent us from successfully increasing awareness of our programs:

o        customer dissatisfaction with our programs and services;

o        the emergence of more successful competitors;

o        performance problems with our online systems; or

o        our failure to maintain or expand our brand.

         We cannot adjust expenses for any particular quarter in response to revenue shortfalls.

         A significant amount of our operating costs and expenses are fixed over the short-term, with faculty compensation and allocated inter-group expenses representing the only costs that vary directly with revenue. As a result, if revenue for a particular quarter is below expectations, we could not proportionately reduce operating expenses for that quarter. Any revenue shortfall would therefore have an adverse effect on our expected operating results for that quarter.

         We operate in a highly competitive market with rapid technology changes, and we may not have the resources needed to compete successfully.

         Online education is a highly fragmented and competitive market that is subject to rapid technological change. Competitors vary in size and organization from traditional colleges and universities, many of which have some form of online education programs, to for-profit schools, corporate universities, and software companies providing online education and training software. We also rely, in some part, on third-party technology, particularly with respect to our wireless operations. We expect the online education and training market to be subject to rapid changes in technologies. We may not have the resources necessary to compete with the rapidly changing technologies being developed by our competitors, and our success will depend on our ability to adapt to these changing technologies.

         Virtual Academics depends on its schools' government authorizations to operate, and the failure to maintain those authorizations could prevent Virtual Academics from operating its current business.

         Barrington University operates under a license granted by the Alabama Department of Education. Additionally, the Academy of Health Science and Nutrition, Inc. operates under a provisional license granted by the Florida Department of Education and Wuhan Barrington College operates under an authorization by the Hubei TV University Province Labor Union Branch. As a result, Virtual Academics depends on its respective schools to remain in good standing with the respective government agencies. Loss of any of these authorizations to operate could prevent us from operating our business. Further, we are in the process of completing our application for full licensure from the State of Florida for the Academy of Health Science and Nutrition, Inc. Failure to receive this license could prevent us from continuing the programs now offered by the Academy of Health Science and Nutrition, Inc.

         The loss of the services of one or more of our key personnel could disrupt our operations and damage our ability to grow our business.

         Our performance is substantially dependent on the continued services and on the performance of our executive officers. The loss of the services of Steven M. Bettinger, our president and chief executive officer, or Robert K. Bettinger, our chairman of the Board of Directors, could have a material adverse effect on our business, results of operations or financial condition.

         Purchasers of our shares will not have significant voting power because management will maintain voting control after this offering.

         Our executive officers and directors beneficially own as a group approximately 46% of our outstanding common stock, and Steven M. Bettinger and Robert K. Bettinger are our largest shareholders. As a result, management will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This control may have the effect of delaying or preventing a change in control of Virtual Academics.

                           FORWARD-LOOKING STATEMENTS

         Certain important factors may affect our actual results and could cause those results to differ materially from any forward-looking statements made in this prospectus or that are otherwise made by us or on our behalf. "Forward-looking statements" are not based on historical facts and are typically phrased using words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" and similar expressions or variations.

         The reader is cautioned that all forward-looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in any forward-looking statements. Differences in actual results may be caused by factors such as those discussed in "Risks of Investing in Virtual Academics Shares" as well as those discussed elsewhere in this prospectus and in our filings with the SEC.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that they will be achieved. Except as we are required by applicable law, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

                                 USE OF PROCEEDS

         We will receive no proceeds from the shares being offered by the selling stockholders under this prospectus.

                                 DIVIDEND POLICY

         We have never paid any cash dividends on our common stock. We do not currently anticipate paying cash dividends for the foreseeable future, but instead we plan to retain any earnings to fund our growth. The decision to pay dividends on our common stock in the future will depend on our ability to generate earnings, our need for capital, our overall financial condition and other factors that our Board of Directors may consider to be relevant.

                         PRICE RANGE OF OUR COMMON STOCK

         Our common stock has been traded in the over-the-counter market and quoted on the OTC Bulletin Board under the symbol "VADC.OB" since January 4, 2000. The reported high and low sale prices for the common stock are shown below for the periods indicated. The prices reflect inter-dealer prices, without retail mark-up, markdown or commissions, and may not always represent actual transactions.

       Quarter Ended                               High ($)           Low ($)
       ---------------------------------------  ---------------  ---------------
       September 30, 2001                            2.70              0.85
       June 30, 2001                                 3.15              1.50
       March 31, 2001                                2.72              1.19
       December 31, 2000                             2.44              0.38
       September 30, 2000                            3.50              1.34
       June 30, 2000                                 5.75              1.50
       March 31, 2000(1)                             7.38              4.25
       _________________________
       (1) Beginning January 4, 2000

         As of October 2, 2001, there were approximately 956 record owners of our common stock.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         The following discussion and analysis should be read in conjunction with the financial statements appearing elsewhere in this prospectus. These financial statements reflect our consolidated financial position and operations for the fiscal year ended June 30, 2001.

         Through our subsidiaries, we are engaged in the online distance learning business with a focus on the international, second-career adult and corporate training markets. We currently operate our main school, Barrington University, from Mobile, Alabama, where the State of Alabama Department of Education, Code of Alabama, Title 16-46-1 through 10, licenses the school. We offer degrees and training programs to students in over 80 countries and in multiple languages. The programs are "virtual" in their delivery format and can be completed from a laptop, home computer or through a wireless device.

         Our branch school in China, Wuhan Barrington College, was approved by the Hubei Province Education Department on November 3, 2000 - File [2000]#115. This Wuhan Barrington College is licensed in cooperation with the Hubei Union University, which now has over 2,000 students. We also have established a dual degree program with the Universidad Yacambu of Lara Venezuela to offer Spanish language degree programs. With this agreement, we will now have governmental approved curriculum in Spanish to market to the global Hispanic community. In addition to degree completion programs, we are focusing on training corporate personnel, continuing education courses and wireless technology for education, which we believe is a major growth area.

         Additionally, we are currently developing affordable wireless platforms to provide companies with quality training services for their employees. Our staff will work directly with human resource departments to ensure the training is scalable and applicable to their employees' needs. We will enable our wireless application protocol technology to provide seamless information to all employees, regardless if they are at home, in the office or out in the field. Through a pilot program, we are currently offering a limited number of our business courses through the wireless Palm Pilot and other wireless application protocol enabled equipment. This technology will provide students the means to post messages, communicate with instructors and fellow students, complete exams, and to review syllabi and grades.

         We have received full licensure from the Alabama Department of Education for Barrington University, which is owned by Virtual Academics.com, Inc.

Seasonality in Results of Operations

         We experience seasonality in our results of operations primarily as a result of changes in the level of student enrollments and course completion. While we enroll students throughout the year, average enrollments and course completion and related revenues generally are lower in December and January than in other quarters due to seasonal breaks in December and January. Accordingly, costs and expenses historically increase as a percentage of tuition and other net revenues as a result of certain fixed costs not significantly affected by the seasonal second quarter declines in net revenues.

         We experience a seasonal increase in new enrollments in August of each year when most other colleges and universities begin their fall semesters. As a result, instructional costs and services and selling and promotional expenses historically increase as a percentage of tuition and other net revenues in the fourth quarter due to increased costs in preparation for the August peak enrollments.

         We anticipate that these seasonal trends in the second and fourth quarters will continue in the future.

Results of Operations

Year Ended June 30, 2001 compared to Year Ended June 30, 2000

Revenues

         For fiscal 2001, we had a 128.7% increase in earned revenues to $2,632,037 from $1,150,664 for the fiscal year ended June 30, 2000. The increase in revenues is due primarily to an increase in the number of students that have been registered. Substantial increases in revenue and profitability can be achieved through modest improvements in student course completion rates. Unearned revenue represents the portion of tuition revenue invoiced but not earned and is reflected as a liability in the accompanying consolidated balance sheets. Since we will recognize tuition and registration revenue based on the number of courses actually completed in each student's course of study, student course completion efforts, if successful, are extremely beneficial to operating results. School personnel typically employ an approach based upon establishing personal relationships with students; for example, students may receive a telephone call from a school counselor if they have not completed courses. Our operating results may be impacted negatively by the registration of new students because we incur costs to enroll students but registration fees are initially deferred and then recognized with tuition over the course of the study period, under the guidelines of SEC Staff Accounting Bulletin 101.

For the year ended June 30, 2001, unearned revenues' activity consisted of the following:

         Unearned revenue at the beginning of fiscal 2001:           $1,444,665
         Tuition from students during fiscal 2001:                    4,438,369
         Earned revenue:                                             (2,632,037)
                                                                    ------------

         Unearned revenue at the end of fiscal 2001:                 $3,250,997
                                                                    ============

Instruction and Educational Support

         Instruction and educational support expenses consist primarily of student supplies such as textbooks as well as postage and shipping, credit card fees, computer related expenses, and printing fees. For fiscal 2001, instructional and educational support expenses increased by 66% to $423,951 or 16% of net revenues as compared to $254,832 or 22% of net revenues for fiscal 2000. The increase in instructional and educational support expenses was attributable to Virtual Academics' growth as well as the increased cost of postage and delivery incurred for shipping books and supplies to our foreign students and increased credit card fees due to the fact that we encourage students to join our tuition payment program whereby students pay monthly by credit card. Instructional and educational support expenses decreased as a percentage of net revenue due to the fact that computer-related expenses remained relatively stable in relation to the increase in net revenues.

Selling and Promotion

         Selling and promotion expense consists primarily of recruiting fees and advertising. For fiscal 2001, selling and promotion expenses increased by 14% to $426,831 or 16% of net revenues as compared to $374,943 or 32% of net revenues for fiscal 2000. The increase in selling and promotion expenses is attributable to our increased advertising efforts. For fiscal 2001, advertising expense amounted to approximately $218,300 as compared to $59,500 for fiscal 2000. Additionally, our recruiting fees decreased to $163,458 for fiscal 2001 from $216,300 for fiscal 2000. The decrease is attributable to our decreased use of recruiters to obtain students. The decrease in selling costs as a percentage of revenue is due to the increased level of sales. Although we are currently running advertisements in various national publications and newspapers in order to attract more students, we expect our advertising budget to remain constant through the end of fiscal 2002.

General and Administrative Expenses

         General and administrative expenses, which includes payroll, professional fees, rent, travel and entertainment, insurance, bad debt, and other expenses, were $1,666,621 for fiscal 2001 as compared to $942,598 for fiscal 2000. This amounted to 63% of net revenues for fiscal 2001 as compared to 82% for fiscal 2000. The increase was primarily due to three factors:

         First, personnel-related costs increased by 135% to $596,123 for fiscal 2001 from $280,345 for the fiscal 2000. This reflected a growth in the number of employees from five at June 30, 2000 to 15 at June 30, 2001 as a result of the growth that we are experiencing. Our staffing increases were needed to handle student relations, develop new programs, perform administrative tasks and develop our wireless technologies. Second, we incurred bad debt expense of $448,481 for fiscal 2001 as compared to $43,764 for fiscal 2000. The increase in bad debt expense is primarily due to the following two factors: (1) the dramatic growth that Virtual Academics experienced in fiscal 2001 and (2) increasing delinquency of certain student accounts.

Interest Income

         Interest income was $93,451 for fiscal 2001 as compared to $7,031 for fiscal 2000. In connection with the collection of the $550,000 promissory note related to the private placement, we collected approximately $54,000 of interest income. We currently invest our excess cash balances in primarily two interest-bearing accounts with two financial institutions.

         As a result of the foregoing factors, as well as the recognition of the deferred tax benefit of approximately $115,000, we recognized net income of $322,766 or $.04 per share for fiscal 2001 as compared to a net loss of $(408,546) or $(.06) per share for fiscal 2000.

Liquidity and Capital Resources

         As of June 30, 2001, we had $1,775,206 in cash and equivalents on hand to meet our obligations, which represented an increase of $1,309,523 from the beginning of fiscal 2001.

         In February 2000, we consummated a private placement to an investor of 2,200,000 shares of common stock. This private placement raised a total of $990,000. Of the 2,200,000 shares sold, 1,100,000 shares were sold for $440,000 in cash and the balance of the shares were sold for a $550,000, 7% unsecured promissory note, which was paid in May 2001. All of the funds from this private placement will be used as working capital.

         For fiscal 2001 and 2000, we had a positive cash flow from operating activities of $820,818 and $115,932, respectively. We expect that our operations will continue to provide positive cash flows.

         We feel that with continued positive cash flow, we are well capitalized to fund our operations over the ensuing 12-month period, including the expected growth during this period.

Recent Accounting Pronouncements

         In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. Statement No. 141 is effective for all business combinations initiated after June 30, 2001, while Statement No. 142 is effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with Statements 141 and 142. Other intangible assets will continue to be amortized over their useful lives. Virtual Academics will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the non-amortization provisions of Statement No. 142 are not expected to have a material effect on Virtual Academics' financial position or results of operations.

         In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements, which was adopted in fiscal 2001. SAB 101 did not have a material effect on our financial position or results of operations in fiscal 2001.

                             ABOUT VIRTUAL ACADEMICS

Background

         Through our subsidiaries, Virtual Academics is engaged in the online distance learning industry with a focus on the international, mid-career adult and corporate training markets. Our management has been engaged in this business since 1993, through various predecessor entities. We own and operate an online distance learning university and nutrition academy that offers licensed certificate and degree programs in a variety of concentrations to students in over 80 countries worldwide. We are licensed by the State Education Department of the State of Alabama, have received a provisional license from the Florida State Board of Nonpublic Career Education, and are recognized by the provincially run education agencies of China. In addition to online training, we develop wireless applications for schools and enterprise companies. Virtual Academics' international educational portal is located at www.virtualacademics.com. None of the information on our website should be considered included in or incorporated into this prospectus.

Strategy

         Our goal is to strengthen our position within the rapidly growing online distance education industry, estimated at $5.5 billion by Piper Jaffray, who is projecting a $50 billion industry by 2005. Key components of our strategy currently include:

         Marketing Relationships with Business Entities. We have realized growth from continuing marketing relationships with businesses that reimburse employees to take educational courses, including:

         United States Postal Service;
         Chase Manhattan Bank;
         Intel;
         Lucent; and
         Chrysler Corp.

         Although these employees represent a small part of our current student population, we expect this segment to be a growing part of the student population in the future.

         Typically, we provide customized distance learning educational services through our partners or to the workforce of its partners. Frequently, our corporate partners sponsor students by paying directly or reimbursing their employees' educational efforts.

         Forge Strategic Alliances with State-owned Educational Institutions Worldwide. Through alliances such as an agreement with Renmin University, Peking University and other universities in the Peoples Republic of China, we offer dual-degree programs online throughout various countries. We anticipate growth through this and other initiatives in Asia. By means of an agreement with Yacambu and Santa Maria Universities of Venezuela, we plan to expand into Latin America.

         Expand Global Enrollment and Recruitment Program. We intend to increase our enrollment through a team of representatives. The representatives are currently based in areas characterized by what management believes to be a large number of students, including:

         Canada;
         Malaysia;
         Argentina;
         Spain;
         China;
         Japan;
         Mexico;
         Korea;
         Brazil; and
         Venezuela

         We pay each representative a referral fee for every student enrolled in one of our courses. We intend to continue to develop relationships with additional representatives in geographic areas where we are not currently represented.

         Expand through Acquisition. We are currently seeking to acquire traditional educational institutions so that we may offer their traditional curricula online. We will consider acquisitions of carefully selected Internet-based educational institutions. While we continually evaluate certain acquisition opportunities, we are not currently party to any definitive agreements.

         Provide Turnkey Wireless Solutions. Using resources obtained through research and development and certain partnerships, our wireless division has the ability to provide turnkey wireless services to schools and enterprise businesses that desire to expand their technology and presence.

Market

         The United States and international education market may be divided into the following segments:

o        Kindergarten through 12th grade (and overseas counterparts) schools;
o        Vocational and technical training schools;
o        Workplace and consumer training; and
o        Higher education, degree-granting colleges and universities.

         We operate in the higher education and workplace and consumer training segments. The U.S. Department of Education estimated that adults over 24 years of age comprised approximately 6.1 million, or 39.3%, of the 15.5 million students enrolled in higher education programs in 1998. Currently, the U.S. Bureau of Census estimates that approximately 76% of students, over the age of 24, work while attending school. The Department of Education estimates that by the year 2003, the number of adult students over the age of 24 will remain approximately the same at 6.1 million, or 40.1%, of the 15.2 million students projected to be enrolled in higher education programs.

         We serve the needs of mid-career, working adults, American and foreign, by providing:

o Convenient access to a learning environment (primarily through our website);
o Degree programs offered by licensed institutions that can be completed in a reasonable amount of time for a reasonable cost;
o Programs that provide knowledge and skills with immediate practical value in the workplace;
o Education provided by qualified faculty members with current practical experience in fields related to the subjects they instruct; and
o Learning resources available electronically to all students in many languages regardless of geographical location.

         We believe that the requirements of the adult working population represent a significant market opportunity to higher education institutions that can offer programs that meet these unique needs.

         Most colleges and universities feature a more capital-intensive teaching and learning structure characterized by:

o Dormitories, student unions and other significant plant assets to support the needs of students;
o        Fully configured library facilities and related full-time staff;
o        A high percentage of full-time tenured faculty with doctoral degrees;
         and
o        An emphasis on research and the related staff and facilities.

         In addition, the majority of colleges and universities provide the bulk of their educational programming from September to mid-December and from mid-January to May. As a result, most full-time faculty members only teach during that limited period of time. While this structure serves the needs of the full-time 18- to 24-year-old student, it limits the educational opportunity for working adults who must delay their education for up to five months during these spring, summer and winter breaks. In addition, this structure generally requires working adults to attend one or more courses three times a week, commute to a central site, take work time to complete course requirements and, in undergraduate programs, participate passively in an almost exclusively lecture-based learning format primarily focused on a theoretical presentation of the subject matter. For the majority of working adults, earning an undergraduate degree in this manner would take seven to ten years. In recent years, many traditional colleges and universities have begun offering more flexible programs for working adults, although their focus appears to remain on 18- to 24-year-old students.

Virtual Academics Entities

         We own and operate several educational entities, including:

o Virtual Academics.com - www.virtualacademics.com is a web site through which all of our products, services and alliances can be accessed.
o Barrington University - Founded in 1991, Barrington is licensed by the State of Alabama Department of Education and offers
         Bachelor and Master degrees via the traditional and wireless Internet.
o Academy of Health Science and Nutrition, Inc.- Founded in 2001, the Academy was granted a provisional license by the Florida
         State Board of Nonpublic Career Education and offers certificate training in nutrition awareness via the traditional and wireless Internet.
o VADC Wireless- Founded in 2001, we have developed wireless solutions for universities and enterprise businesses.
         Applications include the Campus Concierge, which enables schools to create a wireless environment for their administration, students and beyond. Additional applications include the Real Estate Concierge, which enables the Real Estate professional community to have wireless access to multiple listing services.
         See www.vadcrealty.com.

Academic Programs

         We offer several specialty academic programs, including:

         Chinese MBA. Offered in conjunction with Renmin University, the third largest university in the People's Republic of China, our programs are dual degrees for business school graduate students who desire degrees from an American university to complement their degrees from Chinese universities.

         Spanish MBA. Offered in Spanish in conjunction with Jakambu University through Barrington University, the program awards a degree to Spanish-speaking students who desire a degree from an American university to complement their degrees from Spanish universities.

         Certification Programs. We offer a complete certificate-training library for the working adult, including certification in the following areas:

         Windows 98;
         HTML 4;
         Java;
         Windows NT 4;
         Windows NT MCSE;
         Microsoft Exchange Server;
         Visual C++; and
         Visual Basic.

Teaching Structure

         VADC's teaching structure has the following major characteristics:

         Tuition. All of our students must pay a registration fee to cover the costs of books, study manuals and other materials necessary for their studies. Generally, registration fees are approximately $450 and tuition fees range from $850 to $6,500 per program. Scholarships and discounts are available to certain students who demonstrate financial need. Frequently, tuition qualifies as a tax-deductible expense incurred as part of an effort to maintain or improve job-related skills.

         Curriculum. The standardized curriculum for each program is designed to provide students with specified levels of knowledge and skills regardless of delivery method or location. The curriculum provides for the achievement of specific educational goals and is designed to integrate academic theory and professional practice with a focus on application to the workplace. Although we are responsible for academic requirements and educational goals, students and their employers often provide input to our faculty in designing curricula, and class projects are typically based on issues relevant to the companies and the human resource departments of companies that employ our students.

         Faculty. Faculty applicants must possess an earned master's degree from an accredited institution and have a minimum of five years' professional experience in a field related to the subject matter in which they seek to mentor. To help promote quality delivery of the curricula, faculty members are required to:

o        Complete an initial assessment conducted by staff and faculty;
o Complete a series of certification workshops related to grading, teaching, oversight of study group activities, adult learning theory, and use of the Internet;
o        Participate in ongoing development activities; and
o Receive ongoing performance evaluations by students, peer faculty and staff.

         The results of these evaluations are used to establish plans to improve individual faculty performance and to determine continued eligibility of faculty members to instruct.

         Our faculty is comprised of approximately 25 part-time persons. Most faculty members are recruited as the result of referrals from faculty, students and corporate contacts. All part-time faculties are contracted with on a course-by-course basis.

         Online Chat. Our students are encouraged to participate in an interactive live-chat email center, which provides a forum for potential candidates or students to discuss any aspect of the educational process. This feature is available 24-hours a day, seven days a week.

         Interactive Learning. Courses are designed to combine individual and group activity with interaction between and among students and the instructor. The curriculum requires a high level of student participation in order to enhance the student's ability to complete the courses.

         Learning Resources. Students and faculty members are provided with electronic and other learning resources for their information needs. These extensive electronic resources minimize our need for capital-intensive library facilities and holdings.

         Low Attrition Rate. The Virtual Academic schools currently have less than a 15% student dropout rate, which management believes is lower than that experienced by traditional universities. We feel that our customer service and our targeted client, the mid-career adult, are the reasons for this success.

         Academic Quality. Any student having earned a high school diploma, General Equivalency Diploma or international equivalent may apply to earn any Virtual Academic certificate or enter into a bachelor's degree program. Any student having earned a Bachelor's degree or international equivalent, or registered in one of the Virtual Academic universities' combination Bachelor's/Master's degree programs may apply to enter into any Virtual Academic master's degree program.

Other Operations

         Wireless Technologies. We recognized very early on that wireless technology would serve as an effective agent for communication and the delivery of information. In doing so, we have recently allocated resources to develop a business model to best capitalize on this burgeoning technology. We have split our wireless business into three distinct areas: wireless applications, enterprise solutions, and wireless training. Rather than focus strictly on proprietary wireless applications, or third-party development, we are attempting to position ourselves as a premier end-to-end wireless solutions provider. To meet the demands of these new markets, in the fourth quarter of fiscal 2001, we have enhanced our operations by upgrading to carrier-grade wireless technology and industry-leading hardware, have enhanced security measures, and have hired qualified information technology professionals to properly design and implement customized wireless solutions.

         We believe that the suite of services currently being developed by us are diversified enough to meet the demands of any size client. Rather than limit our targeted market and services to strictly mid-to-large size companies, we have decided to offer affordable wireless services and solutions to any size client seeking to go wireless.

         The following describes some of the main applications we are currently developing:

         Campus Concierge - Our wireless campus solution, "Campus Concierge" provides any size school with the wireless faculty and student services they need. By integrating our Campus Concierge in existing systems, schools can now increase their reach by extending services beyond campus boundaries.

By simply using their handheld wireless devices, students can access grades and syllabi, contact professors, learn of campus events, and access course content. Faculty and staff also may access important department information, interact with students, and gain mobile access to their personal information. In addition, the Campus Concierge can integrate with existing campus security and police, and emergency services for one-touch communication, and thus increasing campus safety.

         Real Estate Concierge- Our wireless Real Estate Concierge application offers real-time access to the Multiple Listing Service database for real estate agents to use while in the field. This service allows real estate agents to have the most current information on the Multiple Listing Service listings without having to return to their computer, or otherwise connect with a host database. In addition, the Real Estate Concierge offers a client management program to organize contacts.

         Convention Concierge- We believe that the convention market is a significant and underserved market. We are developing a working model that will allow the convention attendee to have access to all of the exhibitors, plus various points-of-interest in the host city-all via a wireless handheld device. Instead on having to carry cumbersome brochures, the attendee can now access a database with all the exhibitors and their locations. Beyond the convention walls, the Convention Concierge provides a complete search reference and guide to various highlights within the host city.

         The wireless products discussed above are currently being developed and in the testing stage. We currently have not generated any revenues from these products and there can be no assurances that we will be able to do so in the future.

Competition

         General. The market for online distance learning services is relatively new, intensely competitive, rapidly evolving and subject to rapid technological change as the market is characterized by an increasing number of entrants that have introduced or developed products and services similar to those offered by us. We expect competition not only to persist, but also to increase. Increased competition may result in course price reductions, reduced margins and loss of market share. Competitors fall into several categories, including other online distance learning providers, traditional "snail mail" correspondence courses and traditional universities and colleges expanding their course offerings online. Several current and potential competitors have longer operating histories, larger established student bases, greater name recognition, longer relationships with students and the public and significantly greater financial, technical, marketing and public relations resources.

         Admissions Standards. To gain admission to the undergraduate programs, applicants must have a high school diploma or General Equivalency Diploma and satisfy certain minimum grade point average, employment and age requirements. Additional requirements may apply to individual programs. Students already in undergraduate programs elsewhere may petition to be admitted on provisional status if they do not meet certain admission requirements.

         To gain admission to the graduate programs, students must have an undergraduate degree from an accredited college or university or international equivalent and satisfy minimum grade point average, work experience and employment requirements.

Additional requirements may apply to individual programs. Students in graduate programs may petition to be admitted on provisional status if they do not meet certain admission requirements.

         Academic Accountability. We utilize an institution-wide system for the assessment of the educational outcomes of our students. The information generated is used to improve the quality of the curriculum, the instruction and the teaching/learning model. Our undergraduate and graduate students complete a comprehensive cognitive (core degree subject matter) and affective (educational, personal and professional values) assessment prior to and upon the completion of their core degree requirements.

         Students in our programs evaluate both academic and administrative quality. This evaluation begins with a registration survey and continues with the evaluation of the curriculum, faculty, delivery method, instruction and administrative services upon the conclusion of each course. The evaluation also includes a survey of a random selection of graduates 2-3 years following their graduation. The results provide an ongoing basis for improving our approach to teaching, our selection of educational programs, and our instructional quality.

Customers

         Our customers consist of working adult students, colleges and universities, governmental agencies and employers. The following is an approximate breakdown of students by the level of program they are seeking, as of September 1, 2001:

         Combined bachelor's/master's program                        12%
         Master's degree                                             46%
         Bachelor's degree                                           41%
         Certificate level                                            1%
                                                                    ----
         Total programs                                             100%
                                                                    ====

         Based on surveys we perform, the average age of our student is 35 years old and approximately 65% of our students are male and 35% are female. Additionally, our average student has some college experience and averages approximately seven years of work experience.

Marketing

         To date, the bulk of our marketing efforts have revolved around word of mouth efforts. We also have been advertising in USA Today, Business Week and other traditional print publications. In addition, we market ourselves over the Internet through techniques to increase the number of times our website is selected by search engines.

Employees

         As of September 1, 2001, we had approximately 15 full-time employees and 25 part-time faculty members. None of our employees are represented by a labor union. We have not experienced any work stoppages and generally believe that our relationship with our employees is good.

Government Regulation

         General. With the exception of state licensing regulation described below, we are subject to little governmental regulation other than the securities laws and regulations applicable to all publicly owned companies and laws and regulations applicable to businesses generally. Relatively few laws or regulations are currently directly applicable to access to, or commerce on, the Internet. Due to the increasing popularity and use of the Internet, it is likely that a number of laws and regulations may be adopted at the local, state, national or international levels with respect to the Internet. Any new legislation could inhibit the growth in use of the Internet and decrease the acceptance of the Internet as a communications and commercial medium, which could in turn decrease the demand for our services or otherwise have a material adverse effect on our future operating performance.

         Licensing. Barrington University is licensed by the State Education Department of Alabama, which provides the basis for recognition and acceptance by employers, other higher education institutions and governmental entities of the degrees and credits earned by students. Barrington's license has been accepted until June 2002. Additionally, the Florida State Board of Nonpublic Career Education has granted us a provisional license through May 31, 2002 for the Academy of Health Sciences and Nutrition, Inc. Under the provisional license, we are permitted to begin official operations, advertise, solicit and enroll students and collect fees. Each school seeking a regular license to operate must submit to the State Board evidence of having met the state's minimum requirements. The minimum requirements include, among other things:

o        submission of a copy of the applicant's articles of incorporation;
o        submission of the applicant's financial statements;
o        establishing standard practices related to the instructional program;
o        maintaining minimum standards for school operations;
o        maintaining a qualified administrative staff and organization;
o        developing training for school administrators; and
o        developing student services.

         Particularly with respect to distance education and correspondence schools, an applicant will also have to provide copies of:

o        the first 25% of lessons and an outline of the balance;
o        an inventory of equipment and material to be provided to students;
o        a detailed description of how each program will be conducted;
o if the retention rate is less than 20%, a description of the school's retention policy; and
o if the placement percentage is less than 60%, a description of the placement process and statistical placement information.

         We are in the process of seeking full licensure from the Florida State Board of Nonpublic Career Education for the Academy of Health Sciences. There can be no assurances, however, that the Academy will be able to become fully licensed.

         Accreditation. Accreditation is a system for recognizing educational institutions and their programs for performance, integrity and quality. In the United States, this recognition comes primarily from regional associations. Colleges and universities depend on accreditation in evaluating transfers of credit and applications to graduate schools. Also, certain scholarship grants are restricted to students attending institutions accredited by certain associations.

         Our schools are members of the International Association of Universities and Schools, an international membership organization that is not recognized by the United Sates Department of Education.

Description of Property

         Our corporate headquarters are located at 6421 Congress Avenue, Suite 201, Boca Raton, Florida. This facility consists of approximately 5,000 square feet of office space, leased from a non-affiliated third party at an annual rent of approximately $39,000. The lease expires in July 2005. Additionally, we maintain an office in Mobile, Alabama for administrative purposes and it consists of approximately 1,500 square feet of office space, which we lease from a non-affiliated third party.

         Our Canadian operations maintain approximately 3,500 square feet of space in Vancouver, British Columbia, which is paid for by our representative at that location.

         All of the foregoing facilities are in good condition and are adequate for currently anticipated needs. We believe that in the event that the leases with respect to any of the aforementioned facilities should not be renewed, alternative space will be available at comparable rates.

Legal Proceedings

         The Trade School Review Association filed a complaint against us on July 3, 2001 in the Superior Court for the State of California for the County of San Diego. The association alleges in its complaint that we have violated California's Private Postsecondary and Vocational Education Reform Act of 1989, California's false advertising statutes and California's Consumer Legal Remedies Act and seeks an injunction against unlawful practices, disgorgement of profits, restitution and attorneys' fees, all in unspecified amounts. We intend to vigorously contest this lawsuit. In October 2001, we received a proposal from the association regarding a possible settlement, to which we are currently analyzing our response. Inasmuch as this matter is in its preliminary stages, we are not able at this time to assess the likelihood of a favorable or unfavorable outcome to the litigation or whether a settlement can be reached.

         Other litigation is from time to time pending against us is in the ordinary course of business and we believe this litigation will not have a material adverse effect on our financial condition.

                                   MANAGEMENT

Directors and Executive Officers

         The following individuals currently serve as the directors and executive officers of Virtual Academics.com:

                                                                                                  Director
       Name                      Age                              Position                          Since
----------------------          -----      -------------------------------------------------      --------
Steven M. Bettinger              30        Chief Executive Officer, President and Director          1993
Robert K. Bettinger              64        Chairman of the Board of Directors                       1993
Steven E. Kincade                49        Director                                                 2001
Andrew Lockwood                  33        Director                                                 2000
Jack P. Phelan                   51        Director                                                 2000

         Steven M. Bettinger, 30 years old, has served as our Chief Executive Officer, President and Director of Virtual Academics and our predecessor since 1993. Additionally, Steven M. Bettinger founded in 1999 and serves as an executive officer and director of Continuing Care.com, a web portal developer for senior living and the senior services industry. Steven M. Bettinger received his B.S. in Business Administration with honors from Syracuse University. Steven
M. Bettinger is Robert Bettinger's son.

         Robert K. Bettinger, 64 years old, has served as the Chairman of the Board of Directors of Virtual Academics and our predecessor since 1993. Robert
K. Bettinger is also the President of Barrington University. Robert K. Bettinger graduated with an education degree from Long Island University. Robert K. Bettinger was a teacher, counselor and administrator in the New York public school system from 1960 to 1977. Robert K. Bettinger is Steve M. Bettinger's father.

         Steven E. Kincade, 49 years old, has served as a director since April 2001. Since May 2001, Mr. Kincade has served as Vice President of Carrier Management - Worldwide for Research in Motion Limited, a designer, manufacturer and marketer of wireless solutions for the mobile communications workplace located in Waterloo, Ontario, Canada. From July 1992 to May 2001, Mr. Kincade was employed by Motorola as Vice President of Enterprise and Partner Solutions, Vice President of Wireless Advanced Messaging and other positions. From February 1985 to June 1992, Mr. Kincade was employed by EDS/SHL Systemhouse, Inc. as Vice President and General Manager.

         Andrew Lockwood, 33 years old, has served as a director since April 2000. Since September 2001, he has served as President of the Shochet division of BlueStone Capital Corp., a New York based investment broker and financial services firm that acquired certain assets of Shochet Securities, Inc. in August 2001. From April 2000 to August 2001, Mr. Lockwood has served as Executive Vice President--Business Development and General Counsel of Shochet Holding Corp. a publicly traded financial services company based in South Florida. From April 1999 to April 2000, Mr. Lockwood was employed as an attorney in the corporate and securities department of Atlas Pearlman, P.A., a law firm located in Fort Lauderdale, Florida. From 1996 to March 1999, Mr. Lockwood was employed as an attorney in the corporate securities department of Graubard, Mollen & Miller, a law firm located in New York City. Mr. Lockwood received his J.D. from St.

John's University School of Law and his B.A. from Wesleyan University. Mr. Lockwood is a member in good standing of each of the New York and Florida Bar Associations.

         Jack P. Phelan, 51 years old, has served as a director since March 2000. Since June 1998, Mr. Phelan served as President of Helios International Asset Management, a registered investment advisor located in Boca Raton, Florida. From January 1995 to June 1998, Mr. Phelan served as President of Nicholson/Kenny Capital Management, an investment management firm located in Boca Raton, Florida. Mr. Phelan is a member of the Association of Investment Management Research, the New York Society of Security Analysis, the Financial Analysts Society of South Florida, the International Society of Financial Analysts and the International Association for Financial Planning. Mr. Phelan is also a member of MENSA and the International Society of Philosophical Enquiry.

         Directors are elected at each annual meeting of stockholders and hold office until the next annual meeting of stockholders. Executive officers are appointed by and serve at the discretion of the Board of Directors. The Board of Directors held five meetings during fiscal 2001 and consented to approximately 10 corporate actions. There are no committees of the Board of Directors.

Summary Compensation Table

         The table below sets forth information relating to the compensation Virtual Academics paid during the past two fiscal years to Steven M. Bettinger, the President and Chief Executive Officer. No other employee of Virtual Academics received more than $100,000 during fiscal 2001.

                                                                                             Long-Term
                                 Annual Compensation                                        Compensation
---------------------------------------------------------------------------------------------------------------------
                                                                   Restricted   Securities
                                                     Other Annual    Stock      Underlying    LTIP
Name and Principal     Fiscal     Salary     Bonus   Compensation    Awards      Options    Payouts      All Other
Position                Year       ($)        ($)         ($)          ($)        SAR (#)      ($)      Compensation
---------------------------------------------------------------------------------------------------------------------
Steven M.Bettinger,      2001    $195,461     -0-         -0-      $ 55,000(1)   100,000      -0-          -0-
President and Chief
Executive Officer        2000    $133,692     -0-         -0-      $250,000(2)   100,000      -0-          -0-

(1)      Represents value of 100,000 stock options granted to Steven M. Bettinger at an exercise price of $0.55
(2)      Represents value of 100,000 stock options granted to Steven M. Bettinger at an exercise price of $2.50

Employment Agreements

         We were a party to an employment agreement with Steven M. Bettinger, our President and Chief Executive Officer, which was entered into December 1, 1999 for a term of two years. The employment agreement provided for an annual salary of $150,000, and a bonus determined in the sole discretion of our Board of Directors. Effective January 1, 2001, the Board of Directors approved a new two-year employment agreement, which provides an increase in salary for Steven Bettinger to $250,000 per year and a bonus to be determined in the sole discretion of our Board of Directors. In connection with his employment agreements, Steven Bettinger was granted options under the 2000 Performance Equity Plan to purchase a total of 200,000 (100,000 each year) shares of common stock in fiscal 2001 and fiscal 2000 at an exercise price equal to the fair value market value on the date of grant. These options vest 1/3 per year beginning one year from the date of grant. Steven Bettinger's new employment agreement entitles him to receive options to purchase 100,000 shares of our common stock each year of employment at fair market value on the date of grant and which vest 1/3 per year beginning one year from the date of grant. The employment agreement provides for automatic 12-month renewals unless the employment agreement is terminated by us or Steven Bettinger with 30 days' prior written notice.

         We were also a party to an employment agreement with Robert K. Bettinger, our Chairman of the Board of Directors and Secretary, which was entered into December 1, 1999 for a period of two years. The employment agreement provided for an annual salary of $10,800 and a bonus determined in the sole discretion of our Board of Directors. Effective January 1, 2001, our Board of Directors approved a new two-year employment agreement, which provides for an increase in salary for Robert Bettinger to $85,000 per year and a bonus to be determined in the sole discretion of our Board of Directors. In connection with his employment agreements, Robert Bettinger was granted options under the 2000 Plan to purchase a total of 200,000 shares (100,000 each year) of common stock in fiscal 2001 and fiscal 2000 at an exercise price equal to the fair market value on the date of grant. The options vest 1/3 per year beginning one year from the date of grant. Robert Bettinger's new employment agreement entitles him to receive options to purchase 100,000 shares of our common stock each year of employment at fair market value on the date of grant and which vest 1/3 per year beginning one year from the date of grant. The employment agreement provides for automatic 12-month renewals unless the employment agreement is terminated by us or Robert Bettinger with 30 days prior written notice.

Option Grants in Last Fiscal Year

         The following table sets forth information concerning individual grants of options made during fiscal 2001 to Steven M. Bettinger.

                                                            % of Total
                                Number of Shares         Options Granted         Exercise or
                               Underlying Options        to Employees in         Base Price          Expiration
          Name                     Granted (#)             Fiscal Year             ($/Sh)               Date
--------------------------    ----------------------    -------------------     --------------    ------------------

Steven M. Bettinger                100,000                    27.7%                 $0.55           December 2010


Stock Options Held at End of Fiscal 2001

         The following table indicates the total number and value of exercisable and unexercisable stock options held by Steven M. Bettinger as of June 30, 2001. No options to purchase stock were exercised by Steven M. Bettinger in fiscal 2001.

                                         Number of Securities                         Value of Unexercised
                                        Underlying Unexercised                            In-the-Money
                                    Options at Fiscal Year-End (#)             Options at Fiscal Year-End ($)(1)
                               ------------------------------------------    ---------------------------------------
           Name                    Exercisable           Unexercisable        Exercisable(1)        Unexercisable
---------------------------    --------------------    ------------------    ------------------    -----------------
Steven M. Bettinger                  33,333                 166,667               $46,466              $233,333

(1) Based on the OTC Bulletin Board last sales price for Virtual Academics' common stock on September 1, 2001 in the amount of $1.40 per share.

2000 Performance Equity Plan

         On February 1, 2000, we adopted and implemented the 2000 Performance Equity Plan. The purpose of the 2000 Plan is to advance the interests of Virtual Academics by providing an additional incentive to attract and retain qualified and competent persons as employees, officers, directors and consultants upon whose efforts and judgment the success of Virtual Academics is largely dependent. The 2000 Plan was effective as of February 1, 2000, and, unless sooner terminated by our Board of Directors in accordance with the terms thereof, shall terminate on February 1, 2010. The number of shares of common stock that may be issued upon the exercise of options granted under the 2000 Plan is 1,000,000. As of June 30, 2001, options to purchase a total of 671,000 shares had been granted pursuant to the 2000 Plan, all of which are outstanding and 103,333 of which are exercisable.

                             PRINCIPAL STOCKHOLDERS

         The following table provides certain information regarding our common stock beneficially owned as of September 15, 2001 by:

o each person who is known by us to own beneficially 5% or more of our common stock;
o        each of our executive officers and directors; and
o        all of our executive officers and directors as a group.

         In accordance with SEC rules, options or warrants not exercisable within 60 days of the date of this prospectus are not considered part of the holder's beneficial ownership. As of October 8, 2001, there were 8,604,617 shares of common stock outstanding. Unless otherwise stated, the address for each stockholder is c/o Virtual Academics.com, Inc., 6421 Congress Ave., Suite 201, Boca Raton, Florida 33487.

              Name and Address of                   Number of Shares of Common Stock
             The Beneficial Owner                          Beneficially Owned                    Percentage %
------------------------------------------------ --------------------------------------- -----------------------------

Steven M. Bettinger                                             2,703,333                           31.3
Robert K. Bettinger                                             1,303,333                           15.1
Steven E. Kincade                                                       0                            0
Andrew Lockwood                                                     3,333                            0
Jack Phelan                                                         5,000                            0
------------------------------------------------ --------------------------------------- -----------------------------
All executive officers and directors as a
group (5 persons)                                               4,014,999                           46.3%
------------------------------------------------ --------------------------------------- -----------------------------
Gilder Funding Corp.
12000 N. Bayshore Drive, Suite 210,
   North Miami, FL 33181                                        1,188,855                           13.8%

Warren and Marianne Gilbert
12000 N. Bayshore Drive, Suite 210,
   North Miami, FL 33181                                        1,188,855                           13.8%

Bonnie A. Snyder
3675 Country Club Drive, Suite 1906
   Aventura, FL 33180                                             479,444                            5.6%

                                       23

         Steven M. Bettinger's and Robert K. Bettinger's beneficial ownership each includes options to purchase 33,333 shares of our common stock.

         Andrew Lockwood's beneficial ownership includes options to purchase 3,333 shares of our common stock and Jack Phelan's beneficial ownership includes options to purchase 5,000 shares of our common stock.

         The beneficial ownership of all executive officers and directors includes options to purchase a total of 74,999 shares of our common stock.

         Gilder Funding Corp.'s beneficial ownership includes 482,777 shares of common stock owned jointly by Warren and Marianne Gilbert and 52,833 shares of common stock owned by Private Trust Corporation TTEE New Amsterdam Investment Trust for the benefit of Warren and Marianne Gilbert. Gilder Funding's beneficial ownership does not include 479,444 shares of common stock owned by Bonnie A. Snyder, the adult daughter of Stanley Snyder, a principal shareholder of Gilder Funding, and 238,334 shares of common stock owned by Barbara K. Snyder, the wife of Stanley Snyder, a principal shareholder of Gilder Funding.

         Warren and Marianne Gilbert's beneficial ownership includes 653,245 shares of common stock owned by Gilder Funding in which Warren Gilbert is a principal shareholder and 52,833 shares of common stock owned by Private Trust Corporation TTEE New Amsterdam Investment Trust for the benefit of Warren and Marianne Gilbert. Their beneficial ownership does not include 165,000 shares owned directly by Marriane Gilbert's brother.

         Bonnie A. Snyder's beneficial ownership does not include 238,334 shares owned directly by her mother, Barbara K. Snyder, or 653,245 shares owned by Gilder Funding, in which her father, Stanley Snyder, is a principal shareholder.

                              SELLING STOCKHOLDERS

         The following table shows certain information as of the date of this prospectus regarding the number of shares of our common stock owned by the selling stockholders and the number of shares the selling stockholders are including for sale in this prospectus. This table assumes that all shares offered for sale in the prospectus are sold. No selling stockholder has been within the last three years or is currently affiliated with us.


                                       Ownership of Common Stock        Number Offered By          Ownership of Common Stock
             Selling                        Before Offering                  Selling                    After Offering
           Stockholder                                                     Stockholder
----------------------------------    ----------------------------     ---------------------    --------------------------------
                                         Number         Percent                                   Number            Percent
----------------------------------    -------------   ------------     ---------------------    ------------    ----------------

Gilder Funding Corp.                    653,245           7.6                499,445              153,800             1.8

Warren and Marianne Gilbert             482,777           5.6                334,444              148,333             1.7

Anton Vanderheyden                      165,000           1.9                165,000                 0                 0

Barbara K. Snyder                       238,334           2.8                 95,000              143,334             1.7

Bonnie A. Snyder                        479,444           5.6                409,444              70,000               *

Parkplace Consulting, Inc.              302,233           3.5                266,667              35,566               *

Neal Moskowitz FBO
   Evan Moskowitz UMTGA                  50,000            *                  50,000                 0                 0

Neal Moskowitz FBO
   Ian Moskowitz UMTGA                   50,000            *                  50,000                 0                 0
-------------------------------
*        Less than 1%.


         The selling stockholders listed above that are not individuals have provided us with additional information regarding the individuals who exercise control over the selling stockholder. The proceeds of any sale of shares pursuant to this prospectus will be for the benefit of the individuals that control the selling entity. The following is a list of the selling stockholders and the individuals who exercise the right to vote or dispose of the shares owned by each entity:

         Gilder Funding Corp. - Warren Gilbert and Stanley Snyder.

         Parkplace Consulting, Inc. - Laine Moskowitz.


                              CERTAIN TRANSACTIONS

         Steven M. Bettinger and Robert K. Bettinger are also the majority stockholders of a consulting company that renders Internet consulting services to us. During the years ended June 30, 2001 and 2000, fees paid to the consulting company amounted to approximately $48,000 and $31,000, respectively.

         In February 2000, Virtual Academics entered into a subscription agreement with Gilder Funding Corp. for a total of 2,200,000 shares of common stock. The shares were purchased for an aggregate amount of $990,000. The purchase price was payable as $440,000 in cash for the initial 1,100,000 shares of common stock and the issuance of a 7% promissory note in the principal amount of $550,000 for the remaining 1,100,000 shares of common stock. The note matured on February 2, 2001 and was paid in full in May 2001. The remaining shares of common stock were issued in June 2001. The funds raised from the sale of common stock are being used as working capital. The subscription agreement also provided that Virtual Academics register the resale of these shares on behalf of the stockholders.

                                 OUR SECURITIES

         The following summarizes the important provisions of our capital stock. For more information about our capital stock, please see our restated certificate of incorporation, as amended, that has been incorporated by reference into the registration statement of which this prospectus forms a part.

         Under our restated certificate of incorporation, as amended, the authorized but unissued and unreserved shares of our capital stock will be available for issuance for general corporate purposes, including possible stock dividends, future mergers or acquisitions, or private or public offerings. Except as may otherwise be required by applicable law or regulations, stockholder approval will not be required for the issuance of those shares.

         Our authorized capital stock consists of 10,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share. As of the date of this prospectus, 8,604,617 shares of common stock and no shares of preferred stock are outstanding.

Common Stock

         Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders. The holders of common stock are entitled to receive dividends, when, as and if declared by the Board of Directors, in its discretion, from funds legally available therefor. We do not currently intend to declare or pay cash dividends in the foreseeable future, but rather intend to retain any future earnings to finance the expansion of our businesses. If we liquidate or dissolve, the holders of our common stock are entitled to share ratably in our assets, if any, legally available for distribution to stockholders after the payment of all of our debts and liabilities and payment of the liquidation preference of any outstanding shares of preferred stock.

         Our common stock has no preemptive rights and no subscription, redemption or conversion privileges. Our common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of our common stock voting for the election of directors can elect all members of the Board of Directors. A majority vote is also sufficient for other actions that require the vote or concurrence of stockholders.

Preferred Stock

         Our Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series. The Board of Directors can determine the number of shares in each series, as well as the voting and other rights of the series, including the dividend rights and dividend rate, terms of redemption, conversion rights and liquidation preferences. The Board of Directors has the authority to determine these rights without any further vote or action by the stockholders. As of the date of this Prospectus, no shares of our preferred stock have been issued.

"Anti-Takeover" Provisions

         Although the Board of Directors is not currently aware of any takeover attempts, our restated certificate of incorporation, as amended, and bylaws contain certain provisions that may be deemed to be "anti-takeover" because they may deter, discourage or make more difficult the assumption of control of the company by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions. These provisions were adopted unanimously by our Board of Directors and approved by our stockholders.

         Authorized but Unissued Shares. We authorized 10,000,000 shares of common stock and 1,000,000 shares of preferred stock. These shares were authorized for the purpose of providing our Board of Directors with as much flexibility as possible to issue additional shares for proper corporate purposes, including equity financing, acquisitions, stock dividends, stock splits, other grants of stock options, and other purposes. The issuance of shares of preferred stock may have an adverse effect on the holders of our common stock. Our stockholders do not have preemptive rights with respect to the purchase of any shares. Therefore, such issuances could result in a dilution of voting rights and book value per share as to our common stock.

         No Cumulative Voting. Our bylaws do not contain any provisions for cumulative voting. Cumulative voting entitles stockholders to as many votes as equal the number of shares owned by such holder multiplied by the number of directors to be elected. A stockholder may cast all these votes for one candidate or distribute them among any two or more candidates. Thus, cumulative voting for the election of directors allows a stockholder or group of stockholders that hold less than 50% of the outstanding shares voting to elect one or more members of a board of directors. Without cumulative voting for the election of directors, the vote of holders of a plurality of the shares voting is required to elect any member of a board of directors and would be sufficient to elect all the members of the board being elected.

         General Effect of Anti-Takeover Provisions. The overall effect of these provisions may be to deter a future tender offer or other takeover attempt that some stockholders might view to be in their best interest, as the offer might include a premium over the market price of our common stock at that time. In addition, these provisions may have the effect of assisting our current management in retaining its positions and better enable it to resist changes that some stockholders may want to make if dissatisfied with the conduct of our business.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Of the 8,604,617 shares of our common stock outstanding as of the date of this prospectus, 6,845,029 shares of common stock are restricted securities, as that term is defined in Rule 144 promulgated under the Securities Act.

         Of the 8,604,617 shares currently outstanding, 3,940,000 shares are owned by our affiliates, as that term is defined under the Securities Act. Pursuant to an SEC interpretive letter, the resale of the shares owned by affiliates of a blank check company may be carried out only pursuant to a registered offering, such as under this prospectus. A "blank check company" is a development stage company that has no specific business plan or purpose or has indicated its business plan is to engage in a merger or acquisition with an unidentified entity or person. The SEC also follows this position with respect to shares of a blank check company sold directly to non-affiliates in an unregistered offering.

         When a company is no longer considered a blank check company, Rule 144 may be available for resales of the company's shares acquired after that time. Under Rule 144, if certain other conditions are satisfied, a person who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period a number of shares up to the greater of 1% of the total number of outstanding shares of common stock, or if the common stock is quoted on Nasdaq or an exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been our affiliate for at least three months immediately preceding the sale, and who has beneficially owned the shares of common stock for at least two years, is entitled under Rule 144, if the rule is available, to sell the shares without regard to any of the volume limitations described above.

         No prediction can be made as to the effect, if any, that sales of shares or the availability of shares for sale as described above will have on the market prices of the common stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities.

                        HOW THE SHARES MAY BE DISTRIBUTED

         The selling stockholders may sell shares of common stock in various ways and at various prices. Some of the methods by which the selling stockholders may sell shares include:

o ordinary brokerage transactions and transactions in which the broker solicits purchasers or makes arrangements for other brokers to participate in soliciting purchasers;

o        privately negotiated transactions;

o block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker or dealer as principal and resale by that broker or dealer for the selling stockholder's account under this prospectus in the over-the-counter market at prices and on terms then prevailing in the market;

o        sales under Rule 144, if available, rather than using this prospectus;

o        a combination of any of these methods of sale; and

o        any other legally permitted method.

         The applicable sales price may be affected by the type of transaction.

         The selling stockholders may also pledge shares as collateral for margin loans under their customer agreements with their brokers. If there is a default by the selling stockholders, the brokers may offer and sell the pledged shares. When selling shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act, by delivering a prospectus to each purchaser. We may file any supplements, amendments or other necessary documents in compliance with the Securities Act that may be required in the event a selling stockholder defaults under any customer agreement with brokers.

         Brokers and dealers may receive commissions or discounts from the selling stockholders or, in the event the broker-dealer acts as agent for the purchaser of the shares, from that purchaser, in amounts to be negotiated. These commissions are not expected to exceed those customary in the types of transactions involved.

         We cannot estimate at the present time the amount of commissions or discounts, if any, that will be paid by the selling stockholders in connection with the sales of the shares.

         The selling stockholders and any broker-dealers or agents that participate with a selling stockholder in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Under the securities laws of certain states, the shares may be sold in those states only through registered or licensed broker-dealers. In addition, the shares may not be sold unless the shares have been registered or qualified for sale in the relevant state or unless the shares qualify for an exemption from registration or qualification.

         We have agreed to pay all of our out-of-pocket expenses and our professional fees and expenses incident to the registration of the shares.

         The selling stockholders and other persons participating in the distribution of the shares offered under this prospectus are subject to the applicable requirements of Regulation M promulgated under the Exchange Act in connection with sales of the shares.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our restated certificate of incorporation, as amended, generally provides for indemnification of each director, employee or agent as long as these individuals acted in good faith and in a manner he or she believed to be in or not opposed to our best interest and had no reasonable cause to believe that such conduct was unlawful.

         The SEC is of the opinion that indemnification of directors, officers and controlling persons for liabilities arising under the Securities Act is against public policy and is, therefore, unenforceable.

                                  LEGAL MATTERS

         The legality of the securities offered by this prospectus will be passed upon by Broad and Cassel, a partnership including professional associations, Miami, Florida.

         Certain partners of Broad and Cassel own a total of 250,000 shares of our common stock, which were acquired by them as personal investments and not in connection with any legal services provided to us.

                                     EXPERTS

         Our Consolidated Financial Statements as of June 30, 2001 and for each of the years ended June 30, 2001 and 2000 included in this prospectus have been included herein in reliance upon the report of Grant Thornton LLP, independent certified public accountants, which appears elsewhere in this prospectus, and are included upon the authority of this firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 with respect to the securities being offered hereby. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. For further information, you should refer to the registration statement and to the exhibits filed with the registration statement. Each statement made in this prospectus referring to a document filed as an exhibit to the registration statement is qualified by reference to the exhibit for a complete statement of its terms and conditions.

         We also file annual, quarterly and special reports and other information with the SEC. You may read and copy any report or document we file, and the registration statement, including the exhibits, may be inspected at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public from the SEC's web site at: http://www.sec.gov.

         We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this prospectus, excluding exhibits unless those exhibits are specifically incorporated by reference into the documents requested. Please direct such requests to the chief financial officer, Virtual Academics.com, Inc., 6421 Congress Avenue, Suite 201, Boca Raton, FL 33487, telephone number
(561) 994-4446.

         You should only rely on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Our common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                  Virtual Academics.com, Inc. and Subsidiaries

                        CONSOLIDATED FINANCIAL STATEMENTS

                                  June 30, 2001



                                    CONTENTS



Report of Independent Certified Public Accountants                          F-2

Consolidated Financial Statements:

Consolidated Balance Sheets                                                 F-3

Consolidated Statements of Operations                                       F-4

Consolidated Statement of Changes in Stockholders' Equity                   F-5

Consolidated Statements of Cash Flows                                       F-6

Notes to Consolidated Financial Statements                          F-7 to F-15

                              REPORT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors
Virtual Academics.com, Inc.

         We have audited the accompanying consolidated balance sheet of Virtual Academics.com, Inc. and Subsidiaries (the "Company") as of June 30, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Virtual Academics.com, Inc. and Subsidiaries at June 30, 2001 and 2000, and the consolidated results of their operations and their consolidated cash flows for the two years ended June 30, 2001, in conformity with accounting principles generally accepted in the United States of America.


/s/ Grant Thornton LLP
Miami, Florida
August 17, 2001


                                             VIRTUAL ACADEMICS.COM, INC. AND SUBSIDIARIES
                                                      CONSOLIDATED BALANCE SHEETS
                                                                                    ---------------     --------------
                                                                                       June 30,           June 30,
                                                                                         2001               2000
                                                                                    ---------------     --------------
                                    ASSETS
CURRENT ASSETS:
     Cash and Cash Equivalents                                                       $ 1,775,206         $    465,683
     Tuition Receivable (Net of Allowance for Doubtful Accounts
         of $193,000 and $72,000, respectively)                                        2,119,182              958,438
     Prepaid Recruiting Fees                                                             145,018               90,835
     Other Prepaid Expenses                                                               25,830               47,859
                                                                                    ---------------     --------------
         Total Current Assets                                                          4,065,236            1,562,815
                                                                                    ---------------     --------------

PROPERTY AND EQUIPMENT:
     Computer Equipment and Software                                                      69,274               22,577
     Furniture, Fixtures and Office Equipment                                             46,932               35,386
     Leasehold Improvements                                                                3,051                   --
                                                                                    ---------------     --------------
                                                                                         119,258               57,963
     Less: Accumulated Depreciation                                                      (32,647)             (16,033)
                                                                                    ---------------     --------------
         Total Property and Equipment                                                     86,611               41,930
                                                                                    ---------------     --------------

OTHER ASSETS:
     Tuition Receivable (Net of Allowance for Doubtful Accounts
         of $172,000 and $28,000, respectively)                                          379,921              277,371
     Prepaid Recruiting Fees                                                              16,511               45,285
     Deferred Tax Asset                                                                  114,681                   --
     Security Deposits                                                                     7,941                7,032
                                                                                    ---------------     --------------
         Total Other Assets                                                              519,054              329,688
                                                                                    ---------------     --------------
         Total Assets                                                                $ 4,670,901         $  1,934,433
                                                                                    ===============     ==============

                     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Account Payable                                                                 $    15,392         $      9,069
     Unearned Revenues                                                                 2,914,678            1,023,136
     Accrued Recruiting Fees                                                              89,318               99,406
     Other Accrued Expenses                                                              137,874              132,574
                                                                                    ---------------     --------------
         Total Current Liabilities                                                     3,157,262            1,264,185
                                                                                    ---------------     --------------

NON-CURRENT LIABILITIES:
     Unearned Revenues                                                                   336,319              421,529
     Accrued Recruiting Fees                                                              19,286               38,977
                                                                                    ---------------     --------------
         Total Non-Current Liabilities                                                   356,205              460,506
                                                                                    ---------------     --------------
         Total Liabilities                                                             3,513,467            1,724,691
                                                                                    ---------------     --------------

STOCKHOLDERS' EQUITY:
     Preferred Stock ($.001 Par Value; 1,000,000 Shares Authorized)
         No Shares Issued and Outstanding)                                                  -                    -
     Common Stock ($.001 Par Value; 10,000,000 Shares Authorized;
         8,604,617 and 7,483,233 Shares Issued and Outstanding, respectively)              8,604                7,483
     Additional Paid-In Capital                                                        1,346,944            1,273,140
     Note Receivable from Subscription                                                         -             (550,000)
     Accumulated Deficit                                                                (198,115)            (520,881)
                                                                                    ---------------     --------------
         Total Stockholders' Equity                                                    1,157,433              209,742
                                                                                    ---------------     --------------
         Total Liabilities and Stockholders' Equity                                  $ 4,670,901          $ 1,934,433
                                                                                    ===============     ==============

               The accompanying notes are an integral part of these consolidated financial statements

                                                       F-3

                                             VIRTUAL ACADEMICS.COM, INC. AND SUBSIDIARIES
                                                 CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                           For the year ended
                                                                                                 June 30
                                                                                    ----------------------------------
                                                                                         2001                 2000
                                                                                    ---------------     --------------

NET REVENUES                                                                         $ 2,632,037         $  1,150,664
                                                                                    ---------------     --------------

COST AND EXPENSES:
     Instructional and Educational Support                                               423,951              254,832
     Selling and Promotion                                                               426,831              374,943
     General and Administrative                                                        1,666,621              942,598
                                                                                    ---------------     --------------

         Total Operating Expenses                                                      2,517,403            1,572,373
                                                                                    ---------------     --------------

INCOME (LOSS) FROM OPERATIONS                                                            114,634             (421,709)

OTHER INCOME:
     Interest Income                                                                      93,451                7,031
                                                                                    ---------------     --------------

INCOME BEFORE INCOME TAXES                                                               208,085             (414,678)

INCOME TAX BENEFIT                                                                      (114,681)              (6,132)
                                                                                    ---------------     --------------

NET INCOME (LOSS)                                                                    $   322,766         $   (408,546)
                                                                                    ===============     ==============

BASIC AND DILUTED:
     Net Income (loss) Per Common Share:                                             $      0.04         $      (0.06)

                                                                                    ===============     ==============

     Weighted Common Shares Outstanding                                                7,786,459            6,804,506
                                                                                    ===============     ==============

               The accompanying notes are an integral part of these consolidated financial statements

                                                       F-4

                                             VIRTUAL ACADEMICS.COM, INC. AND SUBSIDIARIES
                                      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                                   For the year ended June 30, 2001


                                                                                    NOTE
                                                                                 RECEIVABLE
                                                                ADDITIONAL          FROM                                  TOTAL
                                         COMMON STOCK             PAID-IN        ISSUANCE OF       ACCUMULATED        STOCKHOLDERS'
                                          $.001 Par               CAPITAL           STOCK            DEFICIT             EQUITY
                                    -----------------------  --------------     --------------  ------------------  ----------------
                                     Shares        Amount
                                    ----------    ---------  --------------     --------------  ------------------  ----------------

Balance at June 30, 1998              746,660     $    746   $          -       $          -    $        (28,978)   $      (28,232)
Net income                                  -            -              -                  -             182,766           182,766
Distributions                               -            -              -                  -            (150,292)         (150,292)
                                    ----------    ---------  --------------     --------------  ------------------  ----------------
Balance at December 31, 1999          746,660          746              -                  -               3,496             4,242

Net Income to December 8, 1999              -            -                -                -             112,335           112,335
Distributions                               -            -                -                -             (88,250)          (88,250)
Adjustments for Reverse Merger      5,600,073        5,600           37,902                -             (27,581)           15,921
                                    ----------    ---------    --------------   --------------  ------------------  ----------------
Balance at December 8, 1999         6,346,733        6,346           37,902                -                    -           44,248
Net Loss from December 9, 1999 to
June 30, 2000                               -            -                -                -            (520,881)        (520,,881)
Issuance of Stock as Compensation
to Consultants                         36,500           37          246,338                -                   -           246,375
Sale of Stock                       1,100,000        1,100          438,900                -                   -           440,000
Stock Subscribed for                        -            -          550,000         (550,000)                  -                 -
                                    ----------    ---------    --------------   --------------  ------------------  ----------------
Balance at June 30, 2000            7,483,233        7,483        1,273,140         (550,000)           (520,881)          209,742
Net Income                                  -            -                -                -             322,766           322,766
Issuance of Stock Options as
Compensation to Consultants                 -            -           17,820                -                   -            17,820
Payment of Subscription Receivable  1,100,000        1,100           (1,100)         550,000                               550,000
Issuance of Stock for Services          1,000            1            1,799                                                  1,800
Issuance of Stock as Compensation
to Consultants                         20,384           20           55,285                -                   -            55,305
                                    ----------    ---------    --------------   --------------  ------------------  ----------------
Balance at June 30, 2001            8,604,617     $  8,604     $  1,346,944     $          -    $       (198,115)   $    1,157,433
                                    ==========    =========    ==============   ==============  ==================  ================

               The accompanying notes are an integral part of these consolidated financial statements

                                                       F-5

                                                      VIRTUAL ACADEMICS.COM, INC.
                                                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                                  For the year ended June 30
                                                                                             -------------------------------------
                                                                                                   2001                 2000
                                                                                             -----------------     ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:

     Net Income                                                                              $        322,766       $    (408,546)
     Adjustments to Reconcile Net Income to Net Cash Flows
         Provided by Operating Activities:
            Depreciation                                                                               16,614               7,587
            Consulting Expense on Common Stock Issued to Non-employees                                 55,305             246,375
            Consulting Expense on Stock Options Issued to Non-employees                                17,820                   -
            Expense associated on Common Stock Issued to Non-employees                                  1,800                   -

            (Increase) Decrease in:
              Tuition Receivable                                                                   (1,160,744)           (401,897)
              Prepaid Recruiting Fees                                                                 (54,183)             53,568
              Other Prepaid Expenses                                                                   22,029             (47,859)
            Other Assets:
              Tuition Receivable Non Current                                                         (102,550)           (138,236)
              Prepaid Recruiting Fees Non Current                                                      28,774             (30,974)
              Deferred Tax Asset                                                                     (114,681)                  -
              Security Deposits                                                                          (909)             (2,632)

            Increase (Decrease) in:
              Accounts Payable                                                                          6,324              (8,190)
              Unearned Revenues                                                                     1,891,542              384,749
              Accrued Recruiting Fees                                                                 (10,088)            (26,484)
              Income Taxes Payable                                                                          -              (4,427)
              Other Accrued Expenses                                                                    5,300             127,132
         Other Liabilities:
              Unearned Revenues Non Current                                                           (84,610)            358,261
              Accrued Recruiting Fees Non Current                                                     (19,691)              7,505
                                                                                             -----------------     ---------------

Net Cash Flows Provided by Operating Activities                                                       820,818             115,932
                                                                                             -----------------     ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Acquisition of Property and Equipment                                                            (61,295)            (27,642)
                                                                                             -----------------     ---------------

Net Cash Flows Used in Investing Activities                                                           (61,295)            (27,642)
                                                                                             -----------------     ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from Issuance of Common Stock                                                                 -             440,000
     Proceeds from the Note Receivable                                                                550,000
     Adjustments made pursuant to the reverse merger                                                        -              15,921
     Distribution to Members prior to Merger                                                                -             (88,250)
                                                                                             -----------------     ---------------

Net Cash Flows Provided by Financing Activities                                                       550,000             367,671
                                                                                             -----------------     ---------------

Net Increase in Cash and Cash Equivalents                                                           1,309,523             455,961

Cash and Cash Equivalents - Beginning of Period                                                       465,683               9,722
                                                                                             -----------------     ---------------

Cash and Cash Equivalents - End of Period                                                    $      1,775,206       $     465,683
                                                                                             =================     ===============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the year for:
     Interest                                                                                $              -       $          29
                                                                                             =================     ===============

     Income Taxes                                                                            $              -       $           -
                                                                                             =================     ===============
               The accompanying notes are an integral part of these consolidated financial statements

                                                       F-6

                  Virtual Academics.com, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  June 30, 2001

NOTE A - OWNERSHIP AND OPERATIONS

Virtual Academics.com, Inc. (the "Company") is engaged in distance learning through its subsidiaries to provide Internet education to students throughout the world. The business is conducted under the names of Barrington University (the "School") and Virtual Academics.com, Inc.

The International Association of Universities and Schools and the Global Accreditation Association accredits the School; the Alabama Department of Education licenses the School. The Company's administrative and sales offices are located in Boca Raton, Florida and Mobile, Alabama. There are also arrangements with several international universities that confer dual degrees with the School whereas, based on the School's approval of the curriculum, a degree will be issued by the School upon completion of the students' studies at an international university. The Company caters to a wide variety of students.

On December 8, 1999, Steve Bettinger and Robert Bettinger (the "Bettingers") acquired 4,200,000 shares of Donnebrooke Corp. from a principal stockholder. After the purchase of these shares, Donnebrooke Corp. had 6,346,733 shares outstanding. Accordingly, the Bettingers owned approximately 66% of Donnebrooke Corp.'s outstanding common shares after the purchase. In connection with the purchase of Donnebrooke Corp.'s shares, the Bettingers, also owners of International Educational Group, LLC, and its subsidiaries, Barrington University, Inc., an Alabama Corporation, and Spanish University of America Foundation, Inc., transferred their interests in these companies to Donnebrooke Corp. Donnebrooke Corp. then changed its name to Virtual Academics.com, Inc.

Since Donnebrooke was inactive and had no operations at the time of these transactions, for accounting purposes the acquisitions of the Bettingers' entities were accounted for as a reverse merger and recapitalization. Therefore, the financial statements of the Company reflect the assets, liabilities and operations of the Bettingers' entities as if they had been the reporting entity since inception.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany accounts and transactions have been eliminated.

Management Estimates

The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and

                  Virtual Academics.com, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  June 30, 2001

expenses during the reported period. Examples are the provision for doubtful accounts, unearned revenue, and prepaid and accrued recruiting fees. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents.

Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, tuition receivables and accounts payable approximate fair value due to the short term maturities of these instruments.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated economic lives of the assets, which are from five to seven years. Depreciation expense was approximately $16,620 and $7,600 for the years ended June 30, 2001 and 2000, respectively.

Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Stock-based Compensation

Options granted under the Company's Performance Equity Plan are accounted for under APB 25, "Accounting for Stock Issued to Employees", and related interpretations. The Company's policy is to grant options with an exercise price equal to the quoted market price of its stock on the grant date. Accordingly, no compensation cost is recognized for those options granted. Stock issued in lieu of compensation is valued at the fair market value of the stock at the date of issuance.

Revenue Recognition

The school's curriculum is designed to allow a student to earn a degree or certificate by self-study. Each student, upon registration, is given an identification number and a password to begin his/her studies. Enrollment is completed upon the receipt of an initial payment at which time all of the course materials, which include core textbooks, are delivered to the student. The school offers a variety of degree and certificate programs and students are requested to complete payment within one year of enrollment, but two-year payment plans are offered upon request. All payment plans are without interest. Degrees are not conferred if a student has not fully paid. Through September 2000, revenue was recognized as earned as the student completed his or her course of study. A 24-month period was used as the estimated time period for the

                  Virtual Academics.com, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  June 30, 2001

average degree completion, and revenue was recognized on the straight-line method over this 24-month period. Revenue earned from students participating in dual degree programs with foreign universities was recognized when the degree was issued upon graduation.

The Company has developed a new database of student activity, which allows it to more easily and accurately track student data including student progress on a course-by-course basis. Accordingly, the Company changed its method of calculating revenue to be recognized each quarter. For students registering on or after October 1, 2000, the Company recognizes tuition and registration revenue based on the number of courses actually completed in each student's course of study. For example, if a student completes three out of his or her nine required courses, the Company will recognize 33% of the tuition regardless of the amount of time that the student has taken to fulfill these requirements. The Company will utilize the previous method for all students registered prior to October 1, 2000. The change in accounting method did not have a material effect on the consolidated financial statements.

In fiscal 2001 and 2000, one recruiter's recruiting efforts accounted for approximately 20% and 25% of the Company's total revenues, respectively.

Tuition Receivable

The Company, in the ordinary course of business finances the tuition, without interest, over a period of up to twenty-four months. Because a significant part of the tuition is deferred, the Company does not impute interest with respect to receivables that mature in more than one year.

Tuition receivables are stated at the amount of unpaid principal, reduced by an allowance for loan losses. Provisions for estimated losses on student loans are charged to income in amounts sufficient to maintain the allowance at a level considered adequate to cover the losses of tuition receivables based upon historical trends, economic conditions and other information. In the fourth quarter of fiscal 2001 and 2000, the Company increased the provision for estimated losses on student loans by approximately $56,000 and $38,000, respectively.

Recruiting Fees

Students learn about the School via the Internet or are recruited through a worldwide network of recruiters. Recruiters are paid upon receipt of tuition payment by the student. Recruiting fees are accrued for the tuition due the Company, and prepaid for the revenue that has been deferred. The Company amortizes recruiting fees using the same method as the Company recognizes the related tuition revenue.

Research and Development

All costs incurred for research and development are expensed. These costs were insignificant in both fiscal 2001 and 2000.

                  Virtual Academics.com, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  June 30, 2001

Instruction and Education Support

Instruction and educational support consists of supplies such as textbooks to students, computer software and Internet expenses.

Advertising

Advertising is expensed as incurred. Advertising expenses for the years ended June 30, 2001 and 2000 totaled $217,675 and $59,506, respectively.

Income Taxes

Deferred tax assets and liabilities are recorded based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes. In addition, the current or deferred tax consequences of a transaction are measured by applying the provisions of enacted tax laws to determine the amounts of taxes payable currently or in future years.

Computer Software

The Company accounts for the costs of computer software developed or obtained for internal use in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". The Company capitalized software development costs amounting to $12,000. Computer software costs are recorded at cost and are being amortized using the straight-line method over five years.

Earnings Per Share

Basic net earnings per share equals net earnings (loss) divided by the weighted average shares outstanding during the year. The computation of diluted net earnings per share does not include dilutive common stock equivalents in the weighted average shares outstanding as they would be antidilutive in 2000. The reconciliation between the computations is as follows:

              Net (Loss) Income              Basic Shares                Diluted Shares             Basic EPS
              -----------------              ------------                --------------            -----------
2001           $     322,766                   7,532,576                    7,786,459              $      .04
2000           $    (408,546)                  6,804,506                    6,804,506              $     (.06)

Not included in basic shares are the weighted average common stock equivalents of 457,500 because they are anti-dilutive in 2000. In 2001, the dilutive weighted average shares outstanding includes 253,883 dilutive common stock equivalents (i.e., effect of the options).

Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. Statement No. 141 is effective for all

                  Virtual Academics.com, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  June 30, 2001

business combinations initiated after June 30, 2001, while Statement No. 142 is effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives. The Company will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the non-amortization provisions of the Statement are not expected to have a material effect on the Company's financial position or results of operations.

In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements, which was adopted in fiscal 2001. SAB 101 did not have a material effect on the Company's financial position or results of operations in fiscal 2001.

Reclassifications

Certain 2000 amounts have been reclassified to conform to the 2001 presentation.

NOTE C - COMMITMENTS AND CONTINGENCIES

Employment Agreements

The Company has entered into employment agreements with two of its executive officers for a 24-month period ending January 1, 2003, subject to automatic renewals of 12-month terms unless terminated by the Company or the employee with 30-days' prior written notice.

In addition to an annual salary of $250,000 and $85,000 for the President and Chief Executive Officer and the Chairman of the Board and Secretary, respectively, the agreements entitle the officers to receive options to purchase 100,000 shares of common stock of the Company each year of employment at fair market value. These options, a total of 200,000 options each for fiscal 2001 and 2000, were issued under the Company's stock option plan (see Note D). These options vest 1/3 per year, beginning one year from the date of grant. The agreements also provide for the receipt of an annual bonus at the discretion of the Board of Directors.

Leases

The Company leases its Florida and Alabama offices under leases that expire through fiscal 2006. The office lease agreements have certain escalation clauses and renewal options. Future minimum rental payments required under this operating lease is as follows:

                  Period Ended June 30, 2002                            $ 60,658
                  Period Ended June 30, 2003                              38,698
                  Period Ended June 30, 2004                              31,950
                  Period Ended June 30, 2005                              33,228
                  Period Ended June 30, 2006                               2,880

                  Virtual Academics.com, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  June 30, 2001

Rent expense for the twelve-month periods ended June 30, 2001 and 2000 was $50,638 and $51,722, respectively.

Capital Raising

On June 21, 2000, the Company entered into an agreement with an investment banker to arrange a private placement or series of private placements of debt or equity securities of the Company. No warrants or additional compensation were issued or paid to the investment banker in fiscal 2001 and as of June 30, 2001 the agreement had expired. The Company does not intend to renew or extend the agreement.

Litigation

The Company is involved in litigation in the ordinary course of business, which would not have a material effect on our business or results of operations. In particular, the Trade School Review Association ("Trade School") filed a complaint against the Company on July 3, 2001 in the Superior Court for the State of California for the County of San Diego. Trade School alleges in its complaint that the Company have violated the Private Postsecondary and Vocational Education Reform Act of 1989, California's false advertising statutes, and the Consumer Legal Remedies Act. The Company intends to vigorously contest the lawsuit. Inasmuch as the lawsuit is in its preliminary stages, the Company cannot express an opinion as to the likelihood of a favorable or unfavorable outcome to the litigation.

NOTE D - COMMON STOCK

On February 1, 2000, the Company adopted a stock option plan (the "2000 Performance Equity Plan") for periods not to exceed ten years. The majority stockholders of the Company approved the Plan. The plan provides options exercisable for a maximum of 1,000,000 shares of common stock to be granted. Both incentive and nonqualified stock options may be granted under the Plan. The exercise price of options granted pursuant to this plan is determined by a committee but may not be less than 100% of the fair market value on the day of grant. For holders of 10% or more of the combined voting power of all classes of the Company's stock, options may not be granted at less than 110% of the fair value of the common stock at the date of grant and the option may not exceed 5 years. There were no options exercised during the fiscal years 2001 and 2000. There were 147,500 and no options forfeited during fiscal 2001 and 2000, respectively.

The exercise prices of all options granted by the Company equal the market price at the dates of grant. No compensation expense has been recognized. Had compensation cost for the stock option plan been determined based on the fair value of the options at the grant dates consistent with the method of SFAS 123, "Accounting for Stock Based Compensation", the Company's net earnings and earnings per share would have been changed to the pro forma amounts indicated below for the year ended June 30, 2001:

                  Virtual Academics.com, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  June 30, 2001

                  Net earnings
                           As reported                        $ 322,766
                           Pro forma                            291,291

                  Basic earnings per share
                           As reported                              .04
                           Pro forma                                .04

The above pro forma disclosures may not be representative of the effects on reported net earnings for future years as options vest over several years and the Company may continue to grant options to employees.

The fair value of each option grant is estimated on the date of grant using the binomial option-pricing model with the following weighted-average assumptions used for grants in 2001: dividend yield of -0- percent; expected volatility ranging from 52 percent to 318 percent; risk-free interest rate ranging from
5.73 percent to 5.79 percent and an expected holding periods of 5 years.

A summary of the status of the Company's outstanding stock options as of June 30, 2001 and 2000 and changes during the year ending on that date is as follows:

                                                                                                      Weighted
                                                                                                       Average
                                                                                                      Exercise
                                                                              Shares                    Price
                                                                        --------------------    ----------------------
Outstanding at June 30, 1999                                                       --                   --

Granted                                                                       457,500                $   2.51
Exercised                                                                          --                   --
Forfeited                                                                          --                   --
                                                                        --------------------    ----------------------

Outstanding at June 30, 2000                                                  457,500                $   2.51

Granted                                                                       361,000                     .66
Exercised                                                                          --                     --
Forfeited                                                                    (147,500)                   2.50
                                                                        --------------------    ----------------------

Outstanding at June 30, 2001                                                  671,000                $   1.51
                                                                        ====================    ======================

Options exercisable at end of year                                            103,333                $   2.51
                                                                        ====================    ======================

Weighted-average fair value of options granted during the year                  2001                    2000
                                                                        --------------------    ----------------------
                                                                                $0.40                   $1.29

                                      F-13

                  Virtual Academics.com, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  June 30, 2001

The following information applies to options outstanding at June 30, 2001:

                                                         Options Outstanding                 Options Exercisable
                                                  -----------------------------------    -----------------------------
                                                     Weighted
                                                      Average            Weighted                         Weighted
                                                     Remaining            Average                          Average
                                   Shares           Contractual          Exercise         Shares          Exercise
 Range of Exercise Prices          (000)               Life                Price           (000)            Price
---------------------------    ---------------    ----------------     --------------    ----------     --------------

$2.50 to $2.656                   330,000               8.96                2.51            --               --
$.55 to $.2.12                    361,000               9.49                 .66

On November 20, 2000, the Company granted 25,000 options at an exercise price of $2.12 under this plan. On December 31, 2000, the Company granted 336,000 options at an exercise price of $.55 under this plan. Of the 336,000 options granted, 66,000 were granted to consultants.

Additionally, the Company cancelled 30,000 options during fiscal 2001. There were no options exercised during the fiscal year ended 2001.

The exercise price of all options granted by the Company equals the market price at the date of grant. Accordingly, no compensation expense has been recognized on options granted to employees. The Company granted 66,000 options to consultants. These options were valued using the Black-Scholes pricing method at a fair value of $.27 per option. Accordingly, the Company recorded consulting expense of $17,820.

In February 2000, the Company entered into a subscription agreement for a total of 2,200,000 shares of common stock. The shares were purchased for an aggregate amount of $990,000. The purchase price was payable as $440,000 in cash for the initial 1,100,000 shares of common stock and the issuance of a 7% promissory note in the principal amount of $550,000 for the remaining 1,100,000 shares of common stock. The note matured on February 2, 2001 and was paid in full in May 2001. The remaining shares of common stock were issued by the Company in June 2001.

On December 26, 2000, the Board of Directors authorized the Company to repurchase, in the open market, up to 200,000 shares of the common stock of the Corporation, to demonstrate its belief that the per share price of the Company's common stock is significantly undervalued and to indicate to outside investors its confidence in the current and future business prospects of the Company. As of June 30, 2001, no shares have been repurchased.

In fiscal 2000, the Company agreed to issue 20,834 shares of common stock as compensation to consultants. Accordingly, expense of $55,305 was recorded based upon the fair value of the stock at issuance and paid-in capital was correspondingly credited in fiscal 2000. The Company issued these shares on July 25, 2000.

On May 16, 2001, the Company issued 1,000 shares of common stock as compensation to an independent contractor. Expense of $1,800 was recorded based upon the fair value of the stock at issuance and paid-in capital was correspondingly credited.

                  Virtual Academics.com, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  June 30, 2001

NOTE E - INCOME TAXES

Benefit for income taxes for the year ended June 30, 2000 of $6,132 represents an accrual that was reversed which was made prior to the reverse merger.

Deferred tax assets and liabilities are provided for significant income and expense items recognized in different years for tax and financial reporting purposes. Temporary differences, which give rise to net deferred tax assets follow:

                                                                               2001                     2000
                                                                        --------------------    ----------------------
Deferred tax benefits (liability) - current
   Allowance for doubtful accounts                                        $    86,325               $    39,466
   Cash to accrual conversion                                                                            (8,500)
Deferred tax benefits - noncurrent
   Depreciation                                                                 2,363                     5,755
   Net operating loss carryforward                                             25,993                   141,452
   Other, net                                                                      --                        --
                                                                        --------------------    ----------------------

      Total deferred tax assets                                               114,681                   178,173

Less:  Valuation allowance                                                         --                  (178,173)
                                                                        --------------------    ----------------------

                                                                            $ 114,681             $          --
                                                                        ====================    ======================

In fiscal 2000, the Company's effective tax rate is lower than the statutory rate due to the 100% valuation allowance on the deferred tax assets. The Company recorded a full valuation allowance for the deferred tax assets at June 30, 2000 as the Company's ability to realize these benefits is not "more likely than not". Accordingly, no net deferred tax assets are reported in the accompanying balance sheets at June 30, 2000. As of June 30, 2001, the Company is not recording a valuation allowance on the deferred tax assets because the Company's ability to realize these benefits is "more likely than not". The deferred tax asset is reported in the accompanying balance sheet at June 30, 2001.

NOTE F - RELATED PARTY TRANSACTIONS

The Company's Chief Executive Officer and President, and its Chairman of the Board and Secretary, are also both the majority stockholders of a consulting company that renders Internet consulting services to the Company. During the years ended June 30, 2001 and 2000, fees paid to the consulting company amounted to approximately $48,000 and $31,000, respectively.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Virtual Academics may agree to the terms and conditions upon which any director, officer, employee or agent accepts an office or position and in its bylaws, by contract or in any other manner may agree to indemnify and protect any director, officer, employee or agent of Virtual Academics, or any person who serves at the request of Virtual Academics as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by the Delaware Revised Statutes (including, without limitation, the statutes, case law and principles of equity) of the State of Delaware. If the Delaware Revised Statutes (including without limitation, the statutes, case law or principles of equity, as the case may be) of the State of Delaware are amended or changed to permit or authorize broader rights of indemnification to any of the persons referred to in the immediately preceding sentence, then Virtual Academics shall be automatically authorized to agree to indemnify such respective persons to the fullest extent permitted or authorized by such law, as so amended or changed, without the need for amendment or modification of the certificate of incorporation of Virtual Academics and without further action by the directors or stockholders of Virtual Academics.

Without limiting the generality of the foregoing, to the fullest extent permitted or authorized by the Delaware Revised Statutes as now in effect and as the same may from time to time hereafter be amended, no director of Virtual Academics shall be personally liable to Virtual Academics or to its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the immediately preceding sentence shall not adversely affect any right or protection of a director of Virtual Academics existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Virtual Academics estimates that its expenses in connection with this registration statement will be as follows:

         SEC registration fee.........................................$   421.00
         Legal fees and expenses...................................... 10,000.00
         Accounting fees and expenses................................. 10,000.00
         Miscellaneous................................................    579.00
                                                                      ----------
         Total........................................................$21,000.00
                                                                      ==========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         In February 2000, Virtual Academics entered into a subscription agreement with Gilder Funding Corp. for a total of 2,200,000 shares of common stock. The shares were purchased for an aggregate amount of $990,000. The purchase price was payable as $440,000 in cash for the initial 1,100,000 shares of common stock and the issuance of a 7% promissory note in the principal amount of $550,000 for the remaining 1,100,000 shares of common stock. The note matured on February 2, 2001 and was paid in full in May 2001. The remaining shares of common stock were issued to in June 2001. The funds raised from the sale of common stock are being used as working capital. The subscription agreement also provided that Virtual Academics register the resale of these securities on behalf of the stockholders. In undertaking this transaction, Virtual Academics relied on the exemption from registration set forth in Section 4(2) of the Securities Act. The purchaser's subscription agreement set forth various representations to Virtual Academics, including as to the purchaser's sophistication and ability to analyze and bear the risks of the investment and its acknowledgment that the resale of the shares is restricted. No commissions were paid in connection with this transaction.

         In fiscal 2000, Virtual Academics agreed to issue 20,834 shares of common stock as compensation to various consultants. Virtual Academics issued these shares on July 25, 2000. On May 16, 2001, Virtual Academics issued 1,000 shares of common stock as compensation to an independent contractor. The foregoing shares were issued in exchange for services rendered to Virtual Academics in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act. No commissions were paid in connection therewith.

ITEM 27. EXHIBITS.

Exhibit No.     Description of Exhibit
-----------     ----------------------

3.1             Restated Certificate of Amendment, as amended (1)

3.2             Bylaws (1)

5.1             Opinion of Broad and Cassel (2)

23.1            Consent of Broad and Cassel (filed as part of Exhibit 5.1)

23.2            Consent of Grant Thornton LLP (2)

24 Power of Attorney (see page II-4 of the registration statement as originally filed)
--------------
(1) Filed as an exhibit of the same number to the Virtual Academics Form 10-KSB for the fiscal year ended June 30, 2000.
(2)      Filed herewith.

ITEM 28. UNDERTAKINGS.

         (a)      Rule 415 Offering.  The undersigned company hereby undertakes:

         (1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"); (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and (iii) include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c) Transactions with or by Selling Security Holders. The undersigned registrant hereby undertakes to file a post-effective amendment to this Registration Statement in the event that there is a change in the plans, proposals, agreements, arrangements or understandings, if any, with respect to transactions with or by selling security holders.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Boca Raton, Florida in the State of Florida on the 1st day of November, 2001.


                                       VIRTUAL ACADEMICS.COM, INC.

                                       By: /s/ Steven M. Bettinger
                                           -------------------------------------
                                           Steven M. Bettinger,
                                           Chief Executive Officer and President


         In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.

              SIGNATURE                                       TITLE                                    DATE
              ---------                                       -----                                    ----
/s/ Steven M. Bettinger                    Chief Executive Officer, President and            November 1, 2001
-----------------------
Steven M. Bettinger                        Director

*                                          Chairman of the Board of Directors                November 1, 2001
-----------------------
Robert K. Bettinger                        (Principal Accounting and Financial Officer)

*                                          Director                                          November 1, 2001
-----------------------
Andrew Lockwood

*                                          Director                                          November 1, 2001
-----------------------
Jack P. Phelan

*                                          Director                                          November 1, 2001
-----------------------
Steven Kincade

By: /s/ Steven M. Bettinger
    -----------------------
    Steven M. Bettinger,
    Attorney-in-fact


                                                        II-4